EXHIBIT 99.1

                             U. S. GOLD CORPORATION

                           N E W S   R E L E A S E

                         2201 Kipling Street, Suite 100
                          Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724


                     U.S. GOLD TO OWN 100% OF TONKIN SPRINGS

Denver, CO. - April 12, 2005 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reports that BacTech Mining Corporation (BacTech) issued a press release today announcing their intent to relinquish to U.S. Gold their 55% interest in Tonkin Springs LLC which owns the Tonkin Springs gold project in north central Nevada. U.S. Gold currently owns the remaining 45% interest. U.S. Gold welcomes 100% ownership of this significant property position and assets located on one of the world's greatest gold trends, the prolific Cortez Gold Trend in Nevada.

U.S. Gold clarifies that it has not yet received the required 30-day notice from BacTech that it is withdrawing from Tonkin Springs LLC, as provided under the July 31, 2003 agreements. Further, those agreements provide for certain obligations which BacTech will have to satisfy upon their withdrawal from Tonkin Springs LLC.

"We are pleased to own 100% of this strategically located, 36 square mile property position with its 1,500 ton per day mill facility and 1.4 million ounce gold resource. We believe BacTech's withdrawal brings considerable value to U.S. Gold shareholders. Tonkin Springs is on trend and south of Placer Dome's recent Cortez Hills discovery with its more than 8 million gold ounces. This very hot exploration area benefits from a new exploration model of deep feeder systems extending to depths over 2,000 feet. This, coupled with Tonkin Springs' already existing 1.4 million ounce gold resource in the upper 250 feet, results in exciting exploration potential. We have had several companies contact us in the past and state that if we ever got Tonkin Springs back 100% to contact them because they were very interested in Tonkin Springs. We have now begun a dialogue with several of these companies regarding a possible transaction, which could include, but is not limited to, a merger of U.S. Gold with another company", said William W. Reid, President of U.S. Gold.

THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. OPERATING, EXPLORATION AND FINANCIAL DATA, AND OTHER STATEMENTS IN THIS PRESS RELEASE ARE BASED ON INFORMATION THAT THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD PRICES, COSTS, ORE GRADES, MINING AND PROCESSING CONDITIONS, AND REGULATORY AND PERMITTING MATTERS. ACTUAL RESULTS AND TIMETABLES COULD VERY SIGNIFICANTLY.